Exhibit 10.9

TOTAL GROW HOLDINGS, LLC

MEMBERSHIP INTEREST Redemption Agreement

This Membership Interest Redemption Agreement (this “Agreement”) dated as of January 24, 2020, is by and between Total Grow Holdings, LLC, a Delaware limited liability company doing business as Total Grow Control, LLC (“TGH”), and urban-gro, Inc., a Colorado corporation (“UG”). Each of TGH and UG may be referred to individually in this Agreement as a “Party” and collectively as the “Parties.” The existing members of TGH other than UG are joining in this Agreement for the sole purpose of agreeing to the proposed transfer and assignment of the Interest (defined below), the redemption of the Interest as contemplated herein, and to join in the covenants set forth in Sections 8.2, 9.16 and 9.17 hereof.

Recitals

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement among TGH, UG and certain other parties thereto (collectively, the “Purchase Agreement”), UG acquired and currently owns 24.4% of the outstanding membership interests in TGH (the “Interest”);

WHEREAS the Parties are parties to that certain Amended and Restated Operating Agreement of TGH dated as of February 16, 2018 (the “Operating Agreement”);

WHEREAS, the Parties are also parties to a Voting Agreement and Indemnification Agreement each dated February 16, 2018 (the “Related Agreements”);

WHEREAS, TGH and UG have reached an understanding with respect to the redemption by TGH of the Interest, and pursuant to which UG will assign, transfer, convey and deliver to TGH, and TGH will redeem and accept from UG, all of UG’s right, title and interest in and to the Interest, and TGH and UG desire to terminate all of UG’s obligations, rights and responsibilities arising out of, or in connection with, the Purchase Agreement, the Operating Agreement and certain obligations under the Related Agreements, for the consideration and upon the terms and conditions set forth in this Agreement; and

WHEREAS, pursuant to that Written Consent of the Members and Managers of TGH dated as of January 23, 2020, the other members and managers of TGH have consented to the transactions contemplated by this Agreement (“Prior Consent”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the mutual covenants, agreements, representations and warranties of the Parties, the Parties, intending to be legally bound, do hereby covenant, agree, represent and warrant as follows:

Section 1.                Purchase and Redemption of UG’s Interest.

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1.1              Redemption of Interest. At the Closing (defined below), UG shall sell, transfer and assign to TGH, and TGH shall purchase and redeem from UG, the Interest for:

(a)               Cancellation and forgiveness of the amount due to TGH from UG in the amount of Thirty-three thousand nine hundred twenty seven and 34/100 Dollars ($33,927.34) as evidenced by the account statement attached hereto as Exhibit A and incorporated herein by reference such that the running account between the Parties shall be deemed paid in full;

(b)               An unsecured, non-interest bearing promissory note in the amount of TWO HUNDRED THOUSAND and 00/100s Dollars ($200,000.00) (“Short-Term Note”) executed by TGH in favor of UG and due and payable not later than the three month anniversary of the Closing in the form attached hereto as Exhibit B and incorporated herein by reference; and

(c)               An unsecured promissory note in the amount of ONE HUNDRED TEN THOUSAND and 00/100s Dollars ($110,000.00) (“Long-Term Note”) executed by TGH in favor of UG, bearing interest at the rate of 4% per year, with interest payable annually on the anniversary of the Closing and due and payable in full on the earlier of (i) the five year anniversary of the Closing, and (ii) a “Change in Control,” as defined below, in the form attached hereto as Exhibit C and incorporated herein by reference.

1.2              Change in Control. For the purpose of Section 1.1(c), a “Change in Control” shall be defined as the occurrence of one or more of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person, entity or “group” (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof) of 50% or more of the outstanding membership interests of TGH, whether by purchase or other acquisition from TGH or from the then-existing members of TGH, by merger or otherwise (b) a change in the managers of TGH such that the managers at the date of Closing do constitute a majority of the managers following such change, (c) the sale of all or substantially all of the assets of TGH, or (d) TGH ceasing its business operations.

1.3              Purchase and Sale of TGH Systems. As additional consideration for the transfer and assignment of the Interest, TGH shall purchase two demo TGH “Systems” currently held by UG (“Systems”) for a purchase price of SIXTY THOUSAND and 00/100 Dollars ($60,000.00); the purchase and sale of the Systems shall be accomplished by the purchase order previously issued by TGH to UG and by an invoice issued or to be issued by UG to TGH, which invoice shall be paid by TGH in full within 30 days of receipt. TGH hereby acknowledges receipt of the Systems from UG.

1.4              Entire Interest. The Interest includes any and all rights associated with UG’s membership interest in TGH, including without limitation any rights to participate in the management and governance of TGH and any economic interest therein.

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1.5              Appointment of Manager. Contemporaneous with the Closing, UG shall acknowledge that its right to appoint a manager to TGH as set forth in the Operating Agreement shall be forfeited.

1.6              Tax Information. Notwithstanding the redemption of the Interest as contemplated by this Agreement, TGH shall provide UG with a K-1 for the operations of TGH during the 2019 calendar year on or before March 1, 2020, and for any portion of 2020 prior to the Closing on or before March 1, 2021.

Section 2.                Related Agreements.

2.1              Cancellation of Related Agreements. Except as otherwise set forth herein, at the Closing, the Related Agreements shall be deemed cancelled and of no further force and effect.

2.2              TGH Warranties. The following warranties with respect to products manufactured or supplied by TGH and derived from that certain Supply Agreement between the Parties dated as of February 15, 2018 are hereby continued in full force and effect with regard to sales made to Windsor Township:

TGH represents and warrants for a period of one year from the date of delivery that: (a) title to the products are and will be free and clear at the time of delivery; (b) products are and will be free from defects in material, workmanship, and design; (c) products do and will materially conform to specifications provided with the products; (d) no products, nor the manufacture, marketing, sale, delivery or use of the products infringes on any third-party rights, including any intellectual property rights (e) UG has received good and valid title to the products, free and clear of all encumbrances and liens of any kind; (f) the products are new and do not contain used or reconditioned parts; (g) all parts of products, including, but not limited to parts that may be identified as replacement units or spare parts, will not experience data integrity, undetected data loss or related issues; (h) to the extent the Products include software and code, the products contain no harmful code; (i) the existence of any third-party code has been disclosed to UG, including open source code, that is included in or is provided in connection with the products and that TGH and the products are in compliance with all licensing agreements applicable to such third-party code; (j) all authors of TGH’s proprietary software have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law), if any, in the products, to the extent permitted by law; and (j) UG may pass through to its customers all warranties granted by TGH and any other manufacturers of the products.

2.3              Non-Conforming Products. If, during the applicable warranty period, a product or any part thereof does not conform to its warranty and UG provides TGH with written notice of such non-conformity, TGH will repair or replace any non-conforming components or otherwise correct the non-conformity. If, for any reason, TGH does not conform a good to its warranty within a reasonable time after notice, then UG may accept it “AS-IS” without further recourse, or, UG may return it to TGH, at TGH’s sole cost, expense, and risk of loss, for a refund or credit of the amount paid to TGH for that good. Any refund or credit will be calculated based on the price UG paid TGH.

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2.4              Third-Party Warranty. If TGH provides UG with products that are subject to warranty or support terms from a third-party, such third-party’s warranties will apply in addition to TGH’s, and, unless specifically agreed in writing by TGH and UG, TGH will provide full warranty and support for them or assign the manufacturer’s warranty to UG. Upon UG’s request, TGH will give UG a copy of third-party warranty terms before UG orders any goods.

2.5              TGH Property. TGH is, and will remain, the owner of all right, title, and interest in and to the intellectual property rights inhering in the products, where such intellectual property rights were created, developed, or brought to practice on or before April 15, 2018 (the “TGH Property”). Unless otherwise agreed to by the parties, UG shall not acquire any ownership interest in any of the TGH Property. In addition, UG shall immediately cease all branding of products and all advertising embodying the terms “TGH” and/or “Total Grow Control.”

2.6              TG Marks and Intellectual Property. TGH grants to UG and its customers which have purchased products produced by TGH a royalty-free, non-exclusive, non-transferable license to use the Total Grow marks imbedded in the products. TGH also agrees to indemnify and defend at TGH’s expense any third party claim against UG or its customers which alleges that any product produced and sold by TGH to UG infringes a U.S. patent, copyright, trademark or trade secret, and will pay all costs and damages awarded in a final, non-appealable judgment.

2.7              UG Branding and Trademarks. TGH shall immediately cease all branding of products and all advertising embodying the terms “UG” and “Soleil®.”

Section 3.                Closing.

3.1              Date and Time. Subject to the terms and conditions contained herein, the closing of the transaction contemplated by this Agreement shall occur at 10:00 a.m. Mountain Time on first business day following the satisfaction or waiver of all closing conditions of TGH and UG contained in Section 6, or at such other time as the parties hereto may agree (the “Initial Closing”). It is contemplated that the Closing will be handled remotely and that it shall not be necessary for the parties to be present at the place of Closing on the closing date.

3.2              Company’s Deliveries. At Closing, TGH shall deliver to UG the following:

(a)               an executed copy of this Agreement;

(b)               the Short Term Note;

(c)               the Long Term Note; and

(d)               any other documents related to the assignment as are reasonably required by TGH or TGH’s legal counsel.

3.3              UG’s Deliveries. At Closing, UG shall deliver to TGH the following:

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(a)               an executed copy of this Agreement;

(b)               any other documents related to the assignment as are reasonably required by TGH or TGH’s legal counsel.

(c)               Within not more than three months following the Initial Closing, the Parties shall hold a subsequent closing (the “Subsequent Closing”) at which TGH shall pay and satisfy the Short-Term Note in full and UG shall deliver an originally executed copy of the assignment to TGH, substantially in the form attached hereto as Exhibit D (the “Assignment”). Notwithstanding the execution and assignment of the Interest at the Subsequent Closing, TGH shall remain obligated on the Long-Term Note, which shall be payable in accordance with its terms as et forth therein.

Section 4.                UG’s Representations and Warranties. As a material inducement to TGH to enter into and consummate this Agreement, UG hereby represents and warrants to TGH as of the date hereof and as of the Closing Date that: (i) UG is the sole owner of record and the sole beneficial owner of the Interest; (ii) there are no restrictions upon the transfer of the Interest (other than under the Operating Agreement); (iii) the Interest is not subject to any voting trust, or any other similar agreements, or to any security interests, liens, pledges, claims, or encumbrances of any kind, nature or description (other than under the Operating Agreement); (iv) UG is not the subject of any bankruptcy proceeding and is not contemplating the filing of any bankruptcy proceeding; and (v) UG has been provided an opportunity to ask questions of, and UG has received answers thereto that are satisfactory to UG from TGH, its managers and members, and their representatives regarding TGH, its business, its financial condition, and its prospects, and all other matters pertaining to the transactions contemplated by this Agreement, and UG has obtained all additional information requested from TGH that it deems necessary to make an investment decision.

Section 5.                TGH’s Representations and Warranties. TGH hereby represents and warrants to UG as of the Closing Date that (i) TGH is a limited liability company validly existing and in good standing under the laws of the State of Delaware with full power to enter into this Agreement; (ii) this Agreement has been duly and validly authorized, executed and delivered by TGH and no other action is required for the valid and binding execution, delivery and performance of this Agreement by TGH, and (iii) except for the Prior Consent, no consents or waivers of or by any third party shall be necessary to permit the consummation by TGH of the transactions contemplated pursuant to this Agreement.

Section 6.                Covenants of the Parties.

6.1              General. Each of the parties hereto will use such party’s commercially reasonable efforts to take all actions and to do all things necessary, proper and advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to Closing set forth in Section 6 below).

6.2              Further Assurances. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further actions (including the execution and delivery of such further instruments and documents) as the other party hereto may reasonably request, all at the sole cost and expense of the requesting party.

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6.3              Resignation. Effective as of the Closing, UG and/or it representative(s) shall resign from any and all positions, including but not limited to as a director, officer, employee, or manager (but not as a member pending completion of the Subsequent Closing) with TGH and its affiliates. UG agrees that effective as of the Closing, UG shall not take any actions for or on behalf of TGH, including as an agent.

Section 7.                Conditions to Closing.

7.1              Conditions to TGH’s Obligations. The obligations of TGH to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

(a)               the representations and warranties set forth in Section 3 above shall be true and correct as of the Closing;

(b)               UG shall have performed and complied with all of its covenants hereunder in all respects through the Closing; and

(c)               all actions to be taken by UG in connection with consummation of the transactions contemplated hereby and all instruments and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to TGH.

TGH may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

7.2              Conditions to UG’s Obligations. The obligation of UG to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)               the representations and warranties set forth in Section 4 above shall be true and correct in all respects at and as of the Closing;

(b)               TGH shall have delivered executed originals of the Short-Term Note and the Long-Term Note to UG;

(c)               TGH shall have performed and complied with all of its covenants hereunder in all respects through the Closing; and

(d)               all actions to be taken by TGH in connection with consummation of the transactions contemplated hereby and all instruments and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to UG.

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UG may waive any condition specified in this Section 6.2 if he executes a writing so stating at or prior to the Closing.

Section 8.                Waiver of Claims.

8.1              Waiver by UG. Effective upon the Subsequent Closing and the payment of the Long-Term Note, UG shall be deemed to have waived and released any and all claims and causes of action that UG may then have against TGH and/or the members of TGH and their respective officers, directors, managers, members, partners, shareholders, employees and agents in any way relating to TGH and/or its operations or affairs, including pursuant to Operating Agreement, except for TGH’s obligations set forth in this Agreement.

8.2              Waiver by TGH. Effective upon the Closing, TGH, its managers and members shall be deemed to have waived and released any and all claims and causes of action that TGH, its managers or members may then have against UG and/or its officers, directors, shareholders, employees, or agents in any way relating to UG and/or its operations or affairs, including pursuant to the Operating Agreement, except as otherwise set forth in this Agreement.

Section 9.                Miscellaneous.

9.1             Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, the next business day if delivered by commercial delivery service or by reputable overnight courier, costs prepaid, or upon receipt or refusal of delivery if mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to UG, to:	urban-gro, Inc.
Attention: Brad Nattrass, Chief Executive Officer
1751 Panorama Point, Unit G
Lafayette, Colorado 80026
Brad@urban-gro. com

with a copy to:	Polsinelli PC
Attention: David J. Babiarz
(which shall not	1401 Lawrence Street, Suite 2300
constitute notice)	Denver, Colorado 80202
dbabiarz@polsinelli.com

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If to TGH, to:	Derek Oxford
2190 Washington Ave.
Alvin, TX 77511
doxford@totalgrowcontrol.com

9.2              Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.3              Waiver. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.4              Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the substantive laws of any jurisdiction other than the State of Colorado.

9.5              Submission to Jurisdiction. Each party hereto submits to the jurisdiction of any state or federal court sitting in the State of Colorado in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.1 above. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or equity.

9.6              Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

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9.7              Equitable Remedy. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement may give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order ex parte, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

9.8              Attorneys’ Fees. In the event (a) a party institutes any suit, action, or proceeding in connection with any controversy arising out of this Agreement, and whether involving contract or tort claims, and (b) such party is determined to be the substantially prevailing party in such suit, action, or proceeding (the “Prevailing Party”), then the party that is not the Prevailing Party (the “Non-Prevailing Party”) shall pay to the Prevailing Party all attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the Prevailing Party in connection with such suit, action, or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment (collectively, the “Fees”). The Prevailing Party shall be determined by the court, arbitrator, mediator, or other such similar person or group of persons presiding over the dispute, based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any Fees incurred by the Prevailing Party in enforcing a judgment against the Non-Prevailing Party shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment. If a party shall have commenced or instituted a suit, action, or proceeding and shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the Prevailing Party.

9.9              Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

9.10          Assignment; Binding Effect. None of this Agreement or any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other party to this Agreement, and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors, heirs, legal representatives and permitted assigns.

9.11          Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of three (3) years (but only if the damaged party did not know and in the exercise of reasonable care could not know of any breach of any representation or warranty at the time of Closing). The covenants of the parties contained in this Agreement shall survive the Closing hereunder.

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9.12          Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Sections and Exhibits mean the Sections of, and Exhibits attached to, this Agreement; and (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.13          Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

9.14          Complete Agreement. This Agreement and the Exhibits attached hereto constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9.15          Counterparts. Any number of counterparts of this Agreement, including facsimiles and PDFs, may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

9.16          Confidentiality. The Parties agrees they will keep the terms and substance of this Agreement in strict confidence, and shall not divulge or furnish any information relating to the contents of this Agreement to any other person, or entity, except to the extent required by law, rule or regulation or required in connection with the consummation hereof. This prohibition shall not apply to disclosures to legal counsel or accounting and financial advisors or disclosures otherwise required by law, rule or regulation, provided that such Parties shall be advised of the confidential nature of any information provided in advance of any such disclosure and shall agree to maintain the confidentiality of the same. The Parties may disclose this Agreement to enforce its terms. The Parties acknowledge and agree that a violation of the confidentiality obligations under this Agreement will seriously and irreparably injure the other Party in a manner that cannot be adequately compensated through monetary damages, and the each Party consents to and agrees to the entry of a temporary restraining order, a preliminary injunction, a permanent injunction and / or other appropriate equitable relief sought by the other Party to enforce its rights hereunder and further agrees that the enforcing Party shall not be required to post a bond in connection with seeking any of the foregoing relief.

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9.17          Non-Disparagement. The parties each agree they will not (a) make any negative, unflattering, accusatory, derogatory or other disparaging remarks of any kind whatsoever about the other, or any of its products, services, or practices, or any their respective directors, managers, officers, agents, representatives, members, equity holders, customers, suppliers affiliates, parents or subsidiaries, either orally or in writing, at any time; provided, that the parties may confer in confidence with their respective legal counsel or other professional advisors, testify truthfully in connection with any legal proceeding, and provide full legally adequate and truthful disclosure in connection with the contemplated transactions or any subsequent transactions involving or relating to the matters or Units addressed herein.

9.18          Indemnification. In addition to other indemnification obligations contained herein,

(a)               TGH agrees to defend, indemnify and hold harmless UG from and against (i) any and all loss, damage, liability, or expense that UG may incur arising out of (x) any inaccuracy of any representation or warranty of TGH contained in this Agreement, (y) a breach of any covenant or agreement made by TGH and contained herein or a failure to perform, observe or comply with any covenant or agreement made by TGH and contained herein, (z) ownership of the Interest or any other association with TGH, and (ii) any and all claims that may be made against UG by any creditor of TGH or any other third party with respect to UG’s ownership of the Interest or position as a member of TGH.

(b)               UG agrees to defend, indemnify and hold harmless each of TGH and the other members from and against any and all loss, damage, liability or expense that the they may incur after the closing of the transactions contemplated by this Agreement based upon, arising out of or resulting, directly or indirectly, (i) the inaccuracy of any of the representations or warranties made by UG in or pursuant to this Agreement or in any certificate, document or instrument executed and delivered by UG in connection with this Agreement or (iv) the breach by UG of any of the agreements or covenants made by UG in or pursuant to this Agreement, or the failure by UG to perform, observe or comply with, any of his covenants or agreements contained in this Agreement.

9.19          Advice of Counsel. TGH and UG acknowledge that they have had ample opportunity to consult with legal and other counsel before entering into this Agreement.

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IN WITNESS WHEREOF, the parties have read and executed this Agreement effective as of the date first above written.

TGH

TOTAL GROW HOLDINGS, LLC

a Delaware limited liability company

By: /s/ Derek Oxford

Name: Derek Oxford

Its: Chief Executive Officer

UG

Urban-gro, Inc.,

a Colorado corporation

By: /s/ Brad Nattrass

Name: Brad Nattrass

Its: CEO

MEMBERS:

/s/ Derek Oxford

Derek E. Oxford

/s/ Todd Lewis

Todd Lewis

/s/ Alan Waldheim

Alan Waldheim

[SIGNATURE PAGE TO MEMBERSHIP INTEREST REDEMPTION AGREEMENT]

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exhibit a

Statements of Account

(See attached Summary of accounts between TGH and UG)

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exhibit B

Short-Term Promissory Note

(See attached Form of Promissory Note from TGH to UG)

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exhibit C

Long-Term Promissory Note

(See attached Form of Promissory Note from TGH to UG)

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exhibit D

Assignment

(See attached Form of Assignment)

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BILL OF SALE AND ASSIGNMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, urban-gro, Inc., a Colorado corporation (“UG”), hereby transfers and assigns to TGH Holdings, LLC, a Delaware limited liability company (“TGH”), all of UG’s right, title and interest as a member in TGH, consisting of 24.4% of the outstanding membership interests in TGH and the related Capital Account balance and all other interests of UG in or claims against TGH and its assets;

To have and hold the same, unto TGH and its successors and assigns, free and clear of all liens, claims and encumbrances.

Effective as of 1/24/2020.

Urban-gro, Inc.

By: /s/ Brad Nattrass
Name: Brad Nattrass
Its: CEO

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